September 30, 2019

VistaGen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, CA 94080

Re:	Registration Statement on Form S-8 for VistaGen Therapeutics, Inc.

Dear Ladies and Gentlemen:

We have acted as counsel to VistaGen Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of (i) a total of 7,500,000 shares (the “Plan Shares”) of the Company’s common stock, par value $0.001 per share, issuable under the VistaGen Therapeutics, Inc. 2019 Omnibus Equity Incentive Plan (the “2019 Plan”), including those Plan Shares issuable upon exercise of certain stock options previously issued under the 2019 Plan, and (ii) 1,000,000 shares (the “ESPP Shares” and, together with the Plan Shares, the “Shares”) of the Company’s common stock, par value $0.001 per share, issuable under the VistaGen Therapeutics, Inc. 2019 Employee Stock Purchase Plan (the “ESPP” and, together with the 2019 Plan, the “Plans”), each as referenced in the Registration Statement.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction as being true copies, of the Restated Articles of Incorporation of the Company, as amended, and the Amended and Restated Bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the applicable Plans and, with respect to the Plan Shares, when and to the extent issued in accordance with the terms of any award agreement entered into under the 2019 Plan, the Shares will be validly issued, fully paid and nonassessable.

In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the Nevada Revised Statutes and the federal laws of the United States of America.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Disclosure Law Group
Disclosure Law Group, a Professional Corporation